SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                           FORM 11- K

         ANNUAL REPORT PURSUANT TO SECTION 15(d)  OF THE
                 SECURITIES EXCHANGE ACT OF 1934

    (Mark One)

   (X) Annual report pursuant to Section 15(d) of the Securities
    Exchange Act of 1934  (Fee required)

       For the fiscal year ended December 31, 1993

                               or

    (   ) Transition report pursuant to Section 15(d) of the
      Securities Exchange Act of 1934 (No fee
      required)

       For the transition period from ___________ to  ___________ .

    Commission file number   2-69114

   A. Full title of the plan and the address of the plan, if different from that of the issuer named below:


      Applied Materials, Inc. Employee Savings and Retirement Plan.


   B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                     APPLIED MATERIALS, INC.
                       3050 Bowers Avenue
                 Santa Clara, California  95054





                          Exhibit Index

1. Report of Independent Accountants and Financial Statements are included in the Form SE dated June 24, 1994 filed concurrently with the Form 11-K.

2.  CONSENT OF INDEPENDENT ACCOUNTANTS is included in this Form
    11-K.

                            SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.



                              APPLIED MATERIALS, INC.
                              EMPLOYEE SAVINGS AND RETIREMENT PLAN


June 24, 1994                 By   \s\Rosemary T. Elliott
                               Rosemary T. Elliott
                               Vice President, Global Human Resources
                               Chairman of the Corporate
                               Benefits Committee


                             EXHIBIT



               CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-94205, 2-69114 and 33-52072) of Applied Materials, Inc. of our report dated June 10,
1994, which appears on page 4 of this Form 11-K.




PRICE WATERHOUSE

San Jose, California
June 24, 1994